UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED - MAY 15, 2007

MANCHESTER INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-50477	98-0380409
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Crescent Court, 7th Floor
Dallas, Texas 75201
(Address of principal executive offices)

(214) 459-3230
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On May 15, 2007 the Board of Directors of Manchester Inc. (the “Company”) appointed Rick Stanley as Chief Executive Officer of the Company.

Prior to joining the Company, Mr. Stanley, 43, served as President and Chief Financial Officer of F.S. English, Inc., a “Buy-Here/Pay-Here” car business doing business as J.D. Byrider (“F.S. English”) and of GNAC, Inc., an affiliated credit acceptance company (“GNAC,” and together with F.S. English, the “Indiana Companies). Mr. Stanley has also served as a member of the Board of Directors of the Bank of Indiana since July, 2006.

Mr. Stanley’s compensation will be $360,000 per year, with an additional monthly bonus of $50.00 for each car sold by the Company and its subsidiaries in any given month. Once the bonus reaches an annualized level of $2,500,000 per year, the Board of Directors, in its sole discretion, will determine if the bonus will be capped at $2,500,000 per year or at a higher level.

On December 29, 2006, the Company acquired the Indiana Companies from the ten shareholders of the Indiana Companies (the “Sellers,” and each a “Seller”). Mr. Stanley was one of the Sellers and served as the Sellers’ representative in the transaction. Under the terms of the agreement, the Company paid an aggregate of approximately $8 million and refinanced the acquired $26 million portfolio of receivables through a drawdown on the Company's $300 million credit facility. The acquisition of the Indiana Companies closed pursuant to the terms and conditions of a Stock Purchase Agreement, dated December 2, 2006, and a First Amendment thereto, dated December 29, 2006 (collectively, the “Stock Purchase Agreement”), by and between the Company, Manchester Indiana Operations, Inc., a Delaware corporation and wholly owned acquisition subsidiary of the Company (“Indiana Operations”), Indiana Acceptance, the Sellers, and Rick Stanley, as the Sellers’ representative. Under the Stock Purchase Agreement, Indiana Operations acquired all of the issued and outstanding capital stock of F.S. English (the “F.S. English Shares”) and Indiana Acceptance acquired all of the issued and outstanding capital stock of GNAC (the “GNAC Shares,” and together with the F.S. English Shares, the “Shares”). The aggregate consideration paid to the Sellers in exchange for the Shares was: (i) $3,000,000 in the form of a promissory note; and (ii) 1,492,537 shares of the common stock of the Company (the “Manchester Shares”), representing an amount equal to $3,000,000 as determined by reference to the average of the closing prices of the Company common stock on the five (5) business days immediately preceding December 29, 2006. Mr. Stanley received 970,150 of the Manchester Shares. In addition, the Company (i) repaid approximately $2 million to certain creditors of the Indiana Companies on behalf of the Sellers; and (ii) caused each personal guarantee of the Sellers (including Mr. Stanley) to be released in regard to obligations of the Indiana Companies. The indebtedness of the Indiana Companies held by Mr. Stanley was only partially repaid and a subordinated note was issued to Mr. Stanley in the amount of $150,000. The Company has provided limited registration rights to the Sellers with respect to their Manchester Shares.

Item 8.01: Other Events - Press Release.

The Company issued a press release on May 15, 2007, filed as Exhibit 99.1 hereto, announcing Mr. Stanley’s appointment as Chief Executive Officer.

Item 9.01: Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description of Exhibits

Exhibit 99.1	Press Release dated May 15, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MANCHESTER INC.

Date: May 21, 2007	By:	/s/ Richard Gaines
Name: Richard Gaines
Title: Executive Vice President of Corporate Development and Corporate Secretary